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                                                                   EXHIBIT 10.69



                            ASSET PURCHASE AGREEMENT

       ASSET PURCHASE AGREEMENT, dated as of October 13, 1998, by and between MONTAUP ELECTRIC COMPANY, a Massachusetts corporation (the "SELLER"), and NRG ENERGY, INC., a Delaware corporation (the "BUYER").

       WHEREAS, the Buyer desires to purchase, and the Seller desires to sell, the Purchased Assets upon the terms and conditions hereinafter set forth in this
Agreement:

       NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

       1.1 DEFINITIONS. (a) As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a).

       (1) "AFFILIATE" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

       (2) "ALLOWANCE" means (i) an authorization by the Administrator of the United States Environmental Protection Agency under the Acid Rain Program to emit up to one ton of sulfur dioxide during or after a specified calendar year; or (ii) an authorization by the Massachusetts Department of Environmental Protection under the state Nitrogen Oxides ("NOX") Budget Program authorizing the emission of up to one ton of NOX during the ozone season, May 1 through September 1 of each year.

       (3) "ANCILLARY AGREEMENTS" means the Wholesale Standard Offer Service Agreement and the Interconnection Agreement.

       (4) "BENEFIT ARRANGEMENT" means any employment, severance or similar contract or arrangement of any plan, policy, fund, program or contract or
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arrangement providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and postemployment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that: (i) is not an Employee Plan: (ii) is entered into, maintained, administered or contributed to, as the case may be, by Seller or any of its Affiliates: (iii) covers any employee or former employee of Seller employed in the United States: and (iv) does not terminate immediately prior to the Closing.

       (5) "BILL OF SALE" means the Bill of Sale to be delivered at the Closing with respect to those Purchased Assets which constitute personal property and which are to be transferred at the Closing, substantially in the form of Exhibit A hereto.

       (6) "BUSINESS DAY" shall mean any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in Boston, Massachusetts are authorized by law or other governmental action to close.

       (7) "BUYER REPRESENTATIVES" means the Buyer's accountants, counsel, environmental consultants, financial advisors and other authorized representatives.

       (8) "CAPITAL EXPENDITURES" means those capital expenditures which are identified as capital expenditures on Schedule 1.1(a)(8) hereto.

       (9)    "CLOSING AMOUNT" means the sum of the amount set forth in clause
(i) of Section 3.1 and the Estimated Adjustment Amount.

       (10) "CERCLA" means the Federal Comprehensive Environmental Response, Compensation and Liability Act.

       (11)   "CODE" means the Internal Revenue Code of 1986, as amended.

       (12)   [RESERVED]

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       (13)   "EASEMENTS" means, with respect to those Purchased Assets which constitute Real Estate, the reservations of easements to be included in the deeds of conveyance or by separate instrument with respect to such Real Estate, substantially as set forth in Schedules 1.1(a)(13) and 5.12 hereto.

       (14) "EMISSION REDUCTION CREDITS" means credits, in units that are established by the environmental regulatory agency with jurisdiction over the facility that has obtained the credits, resulting from a reduction in the emissions of air pollutants from an emitting source or facility (including, without limitation, and to the extent allowable under applicable law, reductions from shut-downs, control of emissions beyond that required by applicable law, and fuel switching), that have been certified by an applicable regulatory authority as complying with the law and regulations governing the establishment of such credits (including, without limitation, that such emissions reductions are enforceable, permanent, quantifiable, real and surplus). Emission Reduction Credits include certified air emissions reductions, as described above, regardless as to whether the regulatory agency certifying such reductions designates such certified air emissions reductions by a name other than "emissions reduction credits".

       (15) "EMPLOYEE PLAN" means any "employee benefit plan", as defined in with Section 3(3) of ERISA, that: (i) is subject to any provision of ERISA; (ii) is maintained, administered or contributed to by Seller or any of its ERISA Affiliates; and (iii) covers any employee or former employee of Seller.

       (16) "ENCUMBRANCES" means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, easements, deed restrictions, encumbrances and charges of any kind.

       (17) "ENVIRONMENTAL LAWS" means all federal, state and local laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the
(i) of manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances.

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       (18)   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       (19) "ERISA AFFILIATE" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

       (20) "ESTIMATED ADJUSTMENT AMOUNT" means the Seller's good faith reasonable estimate of an Adjustment Amount for the Closing, which estimate shall be provided to the Buyer no later than two (2) Business Days before the applicable Closing.

       (21) "EUA" means Eastern Utilities Associates. The name "Eastern Utilities Associates" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an Agreement and Declaration of Trust dated April 2, 1928, as amended, which is hereby referred to, and a copy of which, as amended, has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation, or liability made, entered into, or incurred by or on behalf of EUA binds only its trust estate, and no and shareholder, director, trustee, officer, or agent thereof assumes or shall be held to any liability therefor.

       (22) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

       (23) "FEDERAL POWER ACT" means the Federal Power Act of 1935, as amended.

       (24)   "FERC" means the Federal Energy Regulatory Commission.

       (25) "FIRPTA AFFIDAVIT" means the Foreign Investment in Real Property Tax Act Certification and Affidavit substantially in the form of Exhibit B hereto.

       (26) "HAZARDOUS SUBSTANCES" means (a) any petrochemical or petroleum products, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychiorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the

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definition of "hazardous substances," "hazardous wastes," "hazardous materials,"
"restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," or "pollutants" or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

       (27) "HOLDING COMPANY ACT" means the Public Utility Holding Company Act of 1935, as amended.

       (28) "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

       (29) "INCOME TAX" means any federal, state, local or foreign Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions to such Tax.

       (30) "INDENTURE" means the Brockton Edison Company Indenture of First Mortgage and Deed of Trust dated as of September 1, 1948, as supplemented and modified.

       (31) "INDEPENDENT ACCOUNTING FIRM" means such independent accounting firm of national reputation mutually appointed by the Seller and the Buyer.

       (32) "INSTRUMENT OF ASSUMPTION" means the Instrument of Assumption substantially in the form of Exhibit C hereto relating to the assumption by the Buyer of the liabilities and obligations of the Seller described therein.

       (33) "INTERCONNECTION AGREEMENT" means the Interconnection Agreement substantially in the form of Exhibit D hereto.

       (34) "MAINTENANCE EXPENDITURES" means those maintenance expenditures which are identified as maintenance expenditures on Schedule 1.1(a)(34) hereto.

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       (35)   "MATERIAL ADVERSE EFFECT" means any change in or effect on the
Purchased Assets after the date of this Agreement that is materially adverse to the condition (financial or otherwise) of the Purchased Assets, taken as a whole, and, if applicable, the operation or business of the Purchased Assets, taken as a whole, other than, in all cases, (i) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electric power, (ii) any change or effect resulting from changes in the international, national, regional or local markets for any fuel used at the Purchased Assets, (iii) any change or effect resulting from changes in the North American, national, regional or local electric transmission systems, and (iv) any materially adverse change in or effect on the Purchased Assets which is cured (including by the payment of money) by the Seller before the Termination Date.

       (36) "MDTE" means the Massachusetts Department of Telecommunications and Energy.

       (37)   "NPDES" means the National Pollutant Discharge Elimination System.

       (38) "PERMITTED ENCUMBRANCES" means, where applicable, (i) those Encumbrances set forth in Schedule 1.1(a)(38); (ii) the Easements; (iii) those exceptions to title regarding the Purchased Assets listed in Schedule 5.6: (iv) all exceptions, restrictions, covenants, easements, charges, rights of way and monetary and non-monetary encumbrances which are matters of record, including, without limitation, those matters set forth in the Specimen Title Policy, except for such encumbrances which secure indebtedness; (v) with respect to any date before the Closing Date, Encumbrances created by the Indenture or any indebtedness: (vi) Encumbrances incurred in connection with the Seller's purchase of properties or assets after the date of its Seller Financial Statement securing all or a portion of the purchase price therefor: (vii) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (viii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller or the validity of which are being contested in good faith by appropriate proceedings:
(ix) zoning, entitlement, conservation restriction, order of conditions and other land use and environmental regulations by governmental authorities: and
(x) such other liens, imperfections in or failure of title, charges, easements, restrictions and encumbrances which do not materially detract from the value of the Purchased Assets as currently used or

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materially interfere with the present use of the Purchased Assets and do not, in the aggregate, have a Material Adverse Effect.

       (39) "PERSON" means any individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization and a governmental entity or any department or agency thereof.

       (40) "PURCHASED ASSETS" means the assets set forth on Schedule 1.1(a)(40) hereto.

       (41) "RELEASE" means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

       (42) "RETAIL COMPANIES" means, as applicable, each, any or all of Blackstone Valley Electric Company, Eastern Edison Company and Newport Electric Corporation.

       (43)   "RIPUC" means the Rhode Island Public Utilities Commission.

       (44) "SCHEDULED MAINTENANCE AND CAPITAL EXPENDITURES AMOUNT" means the aggregate amount, if any, of all funds actually expended on, or for which liabilities were accrued with respect to, Maintenance Expenditures and Capital Expenditures by the Seller during the period beginning on the date hereof and ending on the Closing Date.

       (45)   "SEC" means the Securities and Exchange Commission.

       (46)   "SECURITIES ACT" means the Securities Act of 1933, as amended.

       (47) "SELLER'S AGREEMENTS" means those agreements listed on Schedule 5.14(a), the Collective Bargaining Agreement and the Memorandum of Understanding.

       (48) "SETTLEMENT AGREEMENTS" means any agreement or agreements that have been approved by the MDTE in Docket No. 96-24, RIPUC in Docket Nos. 2514 and 2592 and by the FERC in Docket Nos. ER97-2800-000. ER97-3127-000,

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ER97-2338-000 and ER97-3200-000, together with all conditions, terms or modifications imposed by those agencies.

       (49) "SPECIMEN TITLE POLICY" means for those Purchased Assets constituting Real Estate, the commitments for title insurance issued by Lawyers Title Insurance Corporation, a copy of which is attached at Scheduled 5.12 hereto.

       (50) "STANDARD OFFER SERVICE" means the electric service, if any, required to be provided by one or more of the Retail Companies to its retail customers who do not elect to purchase electricity from an alternative supplier in the market.

       (51) "SUBSIDIARY" when used in reference to any other Person means any entity of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions of such entity are owned directly or indirectly by such other Person.

       (52) "TAXES" means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state or local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

       (53) "TAX RETURN" means any return, report, information return or other document (including any related or supporting information) required to be supplied to any authority with respect to Taxes.

       (54) "TRANSFERABLE PERMITS" means those Permits and Environmental Permits set forth in Schedule 1.1(a)(54).

       (55) "WARN ACT" means the Federal Worker Adjustment Retraining and Notification Act of 1988.

       (56) "WHOLESALE STANDARD OFFER SERVICE AGREEMENT" means the Wholesale Standard Offer Service Agreement between the Retail Companies and the Buyer, substantially in the form of Exhibit E hereto, relating to Standard Office Service.

       (b) Each of the following terms has the meaning specified in the Section or Schedule set forth opposite such term:


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

         Term                                                Section/Schedule
         ----                                                ----------------
         Adjustment Amount                                   Schedule 3.2
         Adjustment Assets                                   3.2(a)
         Adjustment Statement                                3.2(a)
         Assumed Liabilities                                 2.3
          Benefit Plans                                      5.11(a)
          Buyer                                              Recitals
          Buyer Benefit Plans                                7.10
         Buyer Employee                                      7.10
         Buyer Required Regulatory Approvals                 6.3(b)
         Buyer Window                                        7.10
         CB Employees                                        7.10
         CDPUC                                               Schedule 5.3(b)
         Closing                                             4.1
         Closing Amount                                      3.1
         Closing Conditions                                  4.1
         Closing Date                                        4.1
         Coles River Water Line                              5.12
         Collective Bargaining Agreement                     7.10
         Direct Claim                                        9.2(c)
         Employees                                           7.10
         Environmental Permits                               5.9(a)
         Excluded Assets                                     2.2
         Excluded Liabilities                                2.4
         Final Order                                         8.1(c)
         Indemnifiable Loss                                  9.1(a)
         Indemnifying Party                                  9.1(d)
         Indemnitee                                          9.1(c)
         Independent Appraiser                               3.3
         Inventory Adjustment Amount                         Schedule 3.2
         Memorandum of Understanding                         7.10
         MePUC                                               Schedule 5.3(b)
         Montaup Employees                                   7.10
         Non-Union Buyer Employees                           7.10
         NRC                                                 Schedule 5.3(b)
         Permitted Policy Exceptions                         8.2(f)
         Permits                                             5.16(a)
         Prior Welfare Plans                                 7.10

                                       9
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
         Purchase Price                                      3.1
         Real Estate                                         5.12
         Remediaton Adjustment Amount                        Schedule 3.2
         Replacement Welfare Plans                           7.10
         Seller                                              Recitals
         Seller Financial Statements                         5.4
         Seller Required Regulatory Approvals                5.3(b)
         Somerset Station                                    Schedule 1.1(a)(40)
         Termination Date                                    10.1(b)
         Third Party Claim                                   9.2(a)
         UWUA                                                7.10


                                   ARTICLE II

                                PURCHASE AND SALE

       2.1 THE SALE. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing the Seller will sell, assign, convey, transfer and deliver to the Buyer, and the Buyer will purchase and acquire from the Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the Seller's right, title -and interest in, to and under the Purchased Assets.

       2.2 EXCLUDED ASSETS. Notwithstanding any provision herein to the contrary, the Purchased Assets shall not include the rights and assets, described or referred to in Schedule 2.2 (herein referred to as the "EXCLUDED ASSETS").

       2.3 ASSUMED LIABILITIES. On the Closing Date, the Buyer shall assume and agree to discharge, pursuant to the Instrument of Assumption, and to the fullest extent permitted by law, all of the liabilities and obligations of the Seller, direct or indirect, known or unknown, absolute or contingent which principally relate to the Purchased Assets, including, without limitation, such liabilities and obligations described or referred to in Schedule 2.3. All of such liabilities and obligations to be assumed by the Buyer under this Section 2.3 (excluding any Excluded Liabilities) are referred to herein as the "ASSUMED LIABILITIES." It is understood and agreed that nothing in this Section 2.3 shall constitute a waiver or release of any claims arising out of the contractual relationships between the Seller and the Buyer.

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       2.4 EXCLUDED LIABILITIES. The Buyer shall not assume or be obligated to pay, perform or otherwise discharge the liabilities or obligations set forth on
Schedule 2.4. All such liabilities and obligations not being assumed pursuant to this Section 2.4 are herein called the "EXCLUDED LIABILITIES."

                                   ARTICLE III

                                 PURCHASE PRICE

       3.1 PURCHASE PRICE. The purchase price for the Purchased Assets shall be the sum of (i) $54,750,000 and (ii) the Adjustment Amount (the "PURCHASE PRICE").

       3.2 PURCHASE PRICE ADJUSTMENT. (a) Within sixty (60) days after the Closing, the Seller shall prepare and deliver to the Buyer a statement (the "ADJUSTMENT STATEMENT") with respect to any adjustment to the Purchase Price in respect of the Purchased Assets and other items set forth on Schedule 3.2 (the "ADJUSTMENT ASSETS"). The Adjustment Statement shall be prepared using the same generally accepted accounting principles, policies and methods -as the Seller has historically used in connection with the calculation of the value of the Adjustment Assets reflected on such Adjustment Statement. The Buyer agrees to cooperate with the Seller in connection with the preparation of the Adjustment Statement and related information, and shall provide to the Seller such hooks, records and information as may be reasonably requested from time to time.

       (b) The Buyer may dispute all or a part of the Adjustment Amount: provided, however, that the Buyer shall notify the Seller in writing of the disputed amount, and the basis of such dispute, within thirty (30) days of the Buyer's receipt of the Adjustment Statement. In the event of a dispute with respect to any part of the Adjustment Amount, the Buyer and the Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If the Buyer and the Seller are unable to reach a resolution of such differences within thirty (30) days of receipt of the Buyer's written notice of dispute to the Seller, the Buyer and the Seller shall submit the amounts remaining in dispute for determination and resolution to the Independent Accounting Firm, which shall be instructed to determine and report to the parties, within thirty (30) days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto

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with respect to the amounts disputed. The fees and disbursements of the
Independent Accounting Firm shall be allocated between the Buyer and the Seller so that the Buyer's share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by the Buyer to the Independent Accounting Firm that is unsuccessfully disputed by the Buyer (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by the Buyer to the Independent Accounting Firm.

       (c) Within thirty (30) days after the Buyer's receipt of the Adjustment Statement the Buyer shall pay all undisputed amounts or if there is a dispute with respect to any amount on such Adjustment Statement within five (5) Business Days after the final determination of any amounts on the Adjustment Statement, the Buyer shall pay to the Seller an amount equal to the disputed Adjustment Amount as finally determined to be payable with respect to the Adjustment Statement. All Adjustment Statement payments shall be less the Estimated Adjustment Amount: provided, however, that if such amount shall be less than zero then the Seller will pay to the Buyer the amount by which such amount is less than zero. Any amount paid under this Section 3.2(c) shall be paid with interest for the period commencing on the Closing Date through the date of payment, calculated at the prime rate of BankBoston in effect on the Closing Date, and in cash by federal or other wire transfer of immediately available funds.

       3.3 ALLOCATION OF PURCHASE PRICE. The Buyer and the Seller shall use their good faith efforts to agree to allocate the Purchase Price to the Purchased Assets within forty-five (45) days of the date of this Agreement The Buyer and the Seller may jointly agree to obtain the services of an independent engineer or appraiser (the "INDEPENDENT APPRAISER") to assist the parties in determining the fair value of the Purchased Assets for purposes of such allocation. If such an appraisal is made, both the Buyer and the Seller agree to accept the Independent Appraiser's determination of the fair value of the Purchased Assets. The parties shall jointly select the Independent Appraiser. The cost of the appraisal shall be borne equally by the Buyer and the Seller. Each of the Buyer and the Seller agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with such agreed allocation. Each of the Buyer and the Seller shall report the transactions contemplated by the Agreement for federal Income Tax and all other tax purposes in a manner consistent with the allocation determined pursuant to this Section 3.3. Each of the Buyer and the Seller agrees to provide the other promptly with any other information required to complete Form 8594. Each of the Buyer and the Seller shall

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

notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

       3.4 PRORATION. The Buyer and the Seller agree that all of the items normally prorated, including those listed on Schedule 3.4 relating to the Purchased Assets, will be prorated as of the Closing Date, with the Seller liable to the extent such items relate to any time period through the Closing Date, and the Buyer liable to the extent such items relate to periods subsequent to the Closing Date.

       In connection with any proration under this Section 3.4, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual figures for the preceding year (or appropriate period) for which such figures are available and such amounts shall be reprorated upon request of either the Seller, on the one hand, or the Buyer, on the other hand, made within sixty (60) days of the date that the actual amounts become available. The Seller and the Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.4.

                                   ARTICLE IV

                                   THE CLOSING

       4.1 TIME AND PLACE OF CLOSING. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement (the "CLOSING CONDITIONS"), the closing of the sale of the Purchased Assets contemplated by this Agreement (the "CLOSING") will take place at the offices of McDermott, Will & Emery, 75 State Street, Suite 1700, Boston, MA 02109-1807 at 10:00 A.M. (local time) on such date as the parties may agree, which date is as soon as practicable, but no later than fifteen (15) Business Days, following the date on which all of the Closing Conditions have been satisfied or waived; or at such other place or time as the parties may agree; provided, however, that the Closing Date shall be deemed to occur at midnight on the last day of the month in which the Closing occurs. The date and time at which the Closing actually occurs is hereinafter referred to as the "CLOSING DATE."

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

       4.2 PAYMENT OF PURCHASE PRICE. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, the Buyer will pay or cause to be paid to the Seller the Purchase Price.

       4.3 DELIVERIES BY SELLER. At the Closing, the Seller will deliver to the Buyer the following items:

       (a) A Bill of Sale, duly executed by the Seller for the personal property included in the Purchased Assets;

       (b) All consents, waivers or approvals with respect to the Purchased Assets or the consummation of the transactions connected to the sale of the Purchased Assets, as the case may be, contemplated by this Agreement, to the extent specifically required hereunder;

       (c) Each Ancillary Agreement associated with the sale of the Purchased Assets, duly executed by the Seller;

       (d) An opinion of counsel and certificate (as contemplated by Section 8.2) with respect to the Purchased Assets;

       (e) One or more deeds for conveyance of the Real Estate (substantially as set forth in Schedule 5.12 hereto) constituting part of the Purchased Assets to the Buyer, reserving the Easements (if not contained in a separate document), with quitclaim covenants but no other covenants or warranty of title, duly executed and acknowledged by the Seller and in recordable form;

       (f)    A FIRPTA Affidavit executed by the Seller;

       (g) All such other instruments of assignment or conveyance as shall, in the reasonable opinion of the Buyer and its counsel, be necessary to transfer to the Buyer the Purchased Assets in accordance with this Agreement and where necessary or desirable, in recordable form; and

       (h) Such other agreements, documents, instruments and writings as are required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

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

       4.4 DELIVERIES BY THE BUYER. At the Closing, the Buyer will deliver to the Seller the following items:

       (a) Closing Amount by wire transfer of immediately available funds or such other means as are agreed upon by the Seller and the Buyer:

       (b) Each Ancillary Agreement associated with the sale of the Purchased Assets, duly executed by the Buyer;

       (c) An opinion of counsel and certificate (as contemplated by Section 8.3) with respect to the Purchased Assets;

       (d) The Instrument of Assumption with respect to the Assumed Liabilities, duly executed by the Buyer;

       (e) All such other instruments of assumption as shall, in the reasonable opinion of the Seller and its counsel, be necessary for the Buyer to assume the Assumed Liabilities in accordance with this Agreement; and

       (f) Such other agreements, documents, instruments and writings as are required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement, in connection with the conveyance of any of the Real Estate (including the delineation of the rights of the Seller and the Buyer therein, to the satisfaction of the Seller in its sole discretion) or otherwise required in connection herewith.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

       The Seller represents and warrants to the Buyer as follows (all such representations and warranties, except those regarding the Seller, being made to the best knowledge of the Seller):

       5.1 ORGANIZATION; QUALIFICATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. The

Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in each case in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

       5.2 AUTHORITY RELATIVE TO THIS AGREEMENT. The Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller, and assuming that this Agreement constitutes a valid and binding agreement of the Buyer, subject to the receipt of the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

       5.3 CONSENTS AND APPROVALS: NO VIOLATION. (a) Except for such notices or approvals set forth on Schedule 5.3(a), and other than obtaining the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement by the Seller nor the sale by the Seller of the Purchased Assets pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other similar governing documents) of the Seller,
(ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (x) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect or
(y) for those requirements which become applicable to the Seller as a result of the specific regulatory status of the Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Buyer (or any of its Affiliates) is or proposes to be engaged:
(iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller is a party or by which the Seller, or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate would not have a Material Adverse Effect or (iv) violate any order writ injunction decree statute rule or regulation applicable to the Seller or any of its assets which violation would have a Material Adverse Effect.

       (b) Except for such notices or approvals set forth on Schedule 5.3(b) (the "SELLER REQUIRED REGULATORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by the Seller of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, will not, in the aggregate, have a Material Adverse Effect.

       5.4 UNDISCLOSED LIABILITIES. Except as set forth in Schedule 5.4, the Seller has no liability or obligation relating to the business or operations of the Purchased Assets, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), of a nature required by generally accepted accounting principles to be reflected in a corporate balance sheet or disclosed in the notes thereto, which are not accrued or reserved against in the financial statements of the Seller as of December 31, 1997 (which financial statements (collectively, the "SELLER FINANCIAL STATEMENTS") have been made available to the Buyer) or disclosed in the notes thereto in accordance with generally accepted accounting principles, except those which either were incurred in the ordinary course of business, whether before or after December 31, 1997, or those which in the aggregate are not material to the business or operations of the Purchased Assets.

       5.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except (i) as set forth in
Schedule 5.5, or in the reports, schedules, registration statements and definitive proxy statements filed by the Seller or EUA with the SEC and (ii) as otherwise contemplated by this Agreement, since December 31, 1997, there has not been: (a) any Material Adverse Effect with respect to the Purchased Assets; (b) any damage to, destruction of, or casualty loss with respect to, the Purchased Assets, whether covered by insurance or not, which had a Material Adverse Effect; (c) any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing) by the Seller, which is material to the business or operations of the Purchased Assets, except agreements, commitments or transactions in the ordinary course of business or as contemplated herein; or

(d) any change by the Seller, with respect to the Purchased Assets, in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles.

       5.6 TITLE AND RELATED MATTERS. Except as set forth in Schedules 5.6 and
5.12 and except for Permitted Encumbrances, the Seller has insurable title as specified in the Specimen Title Policy to each of the Purchased Assets constituting Real Estate. Except as set forth in Schedule 5.6 and except for Permitted Encumbrances, the Seller has valid title to the other Purchased Assets which it purports to own that are reflected in the Seller Financial Statements (other than those which have been disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances.

       5.7 LEASES. Schedule 5.7 lists, as of the date of this Agreement, all real property leases, if any, under which the Seller is a lessee or lessor and which are to be transferred and assigned to the Buyer on the Closing Date. Except as set forth in Schedule 5.7, to the Seller's knowledge, all such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing material defaults by the Seller thereunder; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default by a Seller thereunder.

       5.8 INSURANCE. Except as set forth in Schedule 5.8, all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by the Seller and insuring the Purchased Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retroactive premiums which may be payable with respect-to comprehensive general liability and workmen's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 5.8, as of the date of this Agreement, the Seller has not been refused any insurance with respect to the Purchased Assets nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five (5) years.

       5.9 ENVIRONMENTAL MATTERS. Except as disclosed in Schedule 5.9 or in any public filing by the Seller or EUA pursuant to the Securities Act or the

Exchange Act or with any federal, state or local governmental authority having jurisdiction in the matter:

       (a) The Seller holds, and is in substantial compliance with, all material permits, licenses and governmental authorizations ("ENVIRONMENTAL PERMITS") required for the Seller to conduct the business and operations of the Purchased Assets under applicable Environmental Laws, and the Seller is otherwise in compliance with applicable Environmental Laws with respect to the business and operations of the Purchased Assets except for such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, which, in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to the Purchased Assets;

       (b) The Seller has not received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar State law with respect to any Real Estate on which the Purchased Assets are located which has not be resolved or otherwise remedied; and

       (c) The Seller has not entered into or agreed to any consent decree or order, and is not subject to any judgment, decree, or judicial order relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law which has not been resolved or otherwise remedied, in each case affecting or relating to the Purchased Assets.

The representations and warranties made in this Section 5.9 are the exclusive representations and warranties of the Seller relating to environmental matters.

       5.10 LABOR MATTERS. The Seller has previously delivered to the Buyer copies of all collective bargaining agreements, including the Collective Bargaining Agreement and the Memorandum of Understanding, to which the Seller is a party and which relate to the business or operations of the Purchased Assets. Except to the extent set forth in Schedule 5.10 and except for such matters as will not have a Material Adverse Effect, to the Seller's knowledge: (a) the Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours;
(b) the Seller has not received notice of any unfair labor practice complaint against the Seller pending before the National Labor Relations Board; (c) there is no labor strike, slowdown or stoppage actually pending or threatened against or affecting the Seller; (d) the Seller has not received notice that any representation petition respecting the employees of the Seller has been filed with the National Labor Relations Board: (e) no arbitration proceeding arising out of or under collective bargaining agreements is pending against the Seller; and (0 the Seller has not experienced any primary work stoppage since 1973.

       5.11 ERISA; BENEFIT PLANS. (a) Schedule 5.11(a) lists all Employee Plans and Benefit Arrangements sponsored, maintained or with respect to which contributions are made by the Seller with respect to individuals employed at the Purchased Assets (collectively, "BENEFIT PLANS"). Accurate and complete copies of all Benefit Plans, and all summary plan descriptions, actuarial reports and financial statements, as applicable, with respect to the Benefit Plans within the last year have been made available the Buyer.

       (b) The Seller and its ERISA Affiliates have fulfilled their respective obligations under the minimum funding requirements of Section 302 of ERISA, and Section 412 of the Code, with respect to each Benefit Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and each such plan is in compliance with the-presently applicable provisions of ERISA and the Code, except where failure to so comply would not have a Material Adverse Effect. The Seller has not incurred any liability under Section 4062(b) of ERISA to the Pension Benefit Guaranty Corporation in connection with any Benefit Plan which is subject to Title IV of ERISA.

       (c) The Internal Revenue Service has issued a letter to each Benefit Plan which is intended to qualify for favorable tax treatment under Section 401(a) of the Code that such plan (and its related trust) is exempt from United States Federal Income Tax under Sections 40 1(a) and 50 1(a) of the Code, and, to the Seller's knowledge, there has been no occurrence since the date of any such determination letter which has adversely affected such qualification.

       (d) Neither the Seller nor any ERISA Affiliate has contributed to a "multiemployer plan" (as defined in Section 400 1(a)(3) of ERISA) at any time.

       (e) Neither the Seller nor any ERISA Affiliate has engaged in a transaction within the meaning of Section 4069 or Section 42 12(c) of ERISA.

       (f)    With respect to each "group health plan" within the meaning of
Section 5000(b)(1) of the Code, the Seller has complied in good faith with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

       5.12 REAL ESTATE. Schedule 5.12 contains a description of any real property owned by the Seller and included in the Purchased Assets (the "REAL ESTATE"). Schedule 5.12 also describes any indebtedness secured by a mortgage or any other Encumbrance on the Real Estate and sets forth the Specimen Title Policy. Complete and correct copies of any current surveys in the Seller's possession or any commitments for title insurance currently in force and in the possession of the Seller with respect to such real property have heretofore been delivered by the Seller to the Buyer. The Coles River Water Line described in paragraph 1 of Schedule 5.6 (the "COLES RIVER WATER LINE") is located entirely in public rights of way of the Towns of Somerset and Swansea and under a state highway owned and maintained by the State of Massachusetts, except for that part of the Coles River Water Line located on the Seller's property over which an easement will be granted to the Buyer at Closing.

       5.13 CONDEMNATION. Except as set forth in Schedules 5.13 and 5.6, neither the whole nor any part of the Real Estate or any other real property or rights leased, used or occupied by the Seller in connection with the ownership or operation of the Purchased Assets is subject to any pending suit for condemnation or other taking by any public authority, and, to the knowledge of the Seller, no such condemnation or other taking has been threatened.

       5.14 CERTAIN CONTRACTS AND ARRANGEMENTS. (a) Except (i) as listed in
Schedule 5.14(a) or any other Schedule to this Agreement, (ii) for contracts, agreements, personal property leases, commitments, understandings or instruments which will expire prior to the Closing Date and (iii) for agreements with suppliers entered into in the ordinary course of business in accordance with good utility practice, the Seller is not a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which is material to the business or operations of the Purchased Assets.

       (b) Except as set forth in Schedule 5.14(b) each of the material Seller's Agreement (i) constitutes a valid and binding obligation of the Seller and to the best knowledge of the Seller constitutes a valid and binding obligation of the other parties thereto (ii) is in full force and effect and
(iii) may be transferred to the Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder.

       (c) Except as set forth in Schedule 5.14(c), there is not, under any of the Seller's Agreements, any default or event which, with notice or lapse of time or both, would constitute a default on the part of the Seller, except such events of default and other events as to which requisite waivers or consents have been obtained or which would not, in the aggregate, have a Material Adverse Effect.

       5.15 LEGAL PROCEEDINGS, ETC. Except as set forth in Schedule 5.15, there are no claims, actions, proceedings or investigations pending or, to the Seller's knowledge, threatened against or relating to the Seller before any court, governmental or regulatory authority or body acting in an adjudicative capacity, which, if adversely determined, would have a Material Adverse Effect. Except as set forth in Schedule 5.15, the Seller is not subject to any outstanding judgment, rule, order, writ, injunction or decree of any court, governmental or regulatory authority which has a Material Adverse Effect.

       5.16 PERMITS. (a) The Seller has all material permits, licenses, franchises and other governmental authorizations, consents and approvals, other than with respect to Environmental Laws (collectively, "PERMITS") necessary to operate the business of the Purchased Assets as presently conducted, except where the failure to have such Permits would not have a Material Adverse Effect. Except as set forth in Schedule 5.16(a), the Seller has not received any written notification that it is in violation of any of such Permits, or any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority applicable to it in the operation of the Purchased Assets, except for notifications of violations which would not, in the aggregate, have a Material Adverse Effect. The Seller is in compliance with all Permits, laws, statutes, orders, rules, regulations, ordinances, or judgments of any governmental or regulatory body or authority applicable to it in the operation of the Purchased Assets, except for violations which, in the aggregate, do not have a Material Adverse Effect.

       (b) Schedule 5.16(b) sets forth all material Permits and Environmental Permits other than Transferable Permits.

       5.17 REGULATION AS A UTILITY. The Seller is a public utility company within the meaning of the Holding Company Act. Except as set forth on Schedule 5.17, the Seller is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any state of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

       5.18 TAXES. (i) All Tax Returns required to be filed other than those Tax Returns the failure of which to file would not have a Material Adverse Effect have been filed, and (ii) all material Taxes shown to be due on such Tax Returns have been paid in full. Except as set forth in Schedule 5.18, no notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of such Seller in respect of the Purchased Assets, which have not been fully paid or finally settled, and any such deficiency shown in such Schedule 5.18 is being contested in good faith through appropriate proceedings. Except as set forth in Schedule 5.18, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Power Plants for any period.

       EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS
ARTICLE V, THE PURCHASED ASSETS ARE BEING SOLD AND TRANSFERRED "AS IS, WHERE IS," AND THE SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SUCH PURCHASED ASSETS, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

       The Buyer represents and warrants to the Seller as follows:

       6.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. The Buyer has heretofore delivered to the Seller complete and correct copies of its Charter and Bylaws (or other similar governing documents), as currently in effect.

       6.2 AUTHORITY RELATIVE TO THIS AGREEMENT. The Buyer has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Buyer and no other proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer, and assuming that this Agreement constitutes a valid and binding agreement of the Seller, subject to the receipt of the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

       6.3 CONSENTS AND APPROVALS; NO VIOLATION. (a) Except as set forth in
Schedule 6.3, and other than obtaining the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, neither the execution and delivery of this Agreement by the Buyer nor the purchase by the Buyer of the Purchased Assets pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the Charter and Bylaws (or other similar governing documents) of the Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which the Buyer or any of its subsidiaries is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained.

       (b) Except as set forth in Schedule 6.3 and the filings by the Buyer and the Seller required by the HSR Act (such filings and approvals are collectively referred to as the "BUYER REQUIRED REGULATORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by the Buyer of the transactions contemplated hereby.

       6.4 REGULATION AS A UTILITY. Except as set forth in Schedule 6.4, the Buyer is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any State of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

       6.5 AVAILABILITY OF FUNDS. The Buyer has sufficient funds available to it or has received binding written commitments from responsible financial institutions to provide sufficient funds (which commitments have been made available to the Seller) on the Closing Date to pay the Purchase Price.

                                   ARTICLE VII

                            COVENANTS OF THE PARTIES

       7.1 CONDUCT OF BUSINESS OF THE COMPANY. (a) Except as described in
Schedule 7.1, during the period from the date of this Agreement to the Closing Date, the Seller will operate the Purchased Assets according to its ordinary and usual course of business consistent with good industry practice. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described in Schedule 7. 1. prior to the Closing Date, without the prior written consent of the Buyer, the Seller will not with respect to the Purchased Assets:

       (i) (x) create, incur or assume any material amount of indebtedness for money borrowed (including obligations in respect of capital leases), other than in the ordinary course of business and except for Permitted Encumbrances and indebtedness which does not create any Encumbrance on the Purchased Assets: or (y) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business;

       (ii) make any material change in the levels of fuel inventory and materials and supplies inventory customarily maintained by the Seller with respect to the Purchased Assets, except for such changes which are consistent with good industry practice;

       (iii) sell, lease (as lessor), transfer or otherwise dispose of, any of the Purchased Assets, other than assets used, consumed or replaced in the ordinary course of business consistent with good industry practice, and not mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, other than Permitted Encumbrances;

       (iv) enter into or amend any real or personal property Tax agreement, treaty or settlement affecting or relating to the Power Plants;

       (v) enter into any power sales commitment that extends beyond December 31, 1998 or such other date as the parties mutually agree to be the date on which the Closing is expected to occur; or

       (vi) enter into any written or oral contract, agreement, commitment or arrangement with respect to any of the transactions set forth in the foregoing paragraphs (i) through (v).

             (b) Notwithstanding anything in Section 7.1(a) to the contrary, the Seller may, in its sole discretion, make (i) Scheduled Maintenance Expenditures and Capital Expenditures and (ii) such other maintenance and capital expenditures as the Seller deems necessary.

             (c) During the period from the date of this Agreement to the Closing Date, the Seller will not amend any of the Seller's Agreements other than in the ordinary and usual course of business or with the Buyer's prior written consent.

       7.2 ACCESS TO INFORMATION. (a) Between the date of this Agreement and the Closing Date, the Seller will, during ordinary business hours and upon reasonable notice (i) give the Buyer and the Buyer Representatives reasonable access to all books, records, plants, offices and other facilities and properties constituting the Purchased Assets to which the Buyer is permitted access by law: (ii) permit the Buyer to make such reasonable inspections thereof as the Buyer may reasonably request: (iii) furnish the Buyer, at the Buyer's expense, with such financial and operating data and other information in the Seller's possession with respect to the Purchased Assets as the Buyer may from time to time reasonably request: (iv) furnish the Buyer, at the Buyer's expense, a copy of each material report, schedule or other document filed or received by them with respect to the Purchased Assets with the SEC, MDTE, CDPUC, RIPUC or
FERC: provided, however, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Purchased Assets, (B) the Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege and (C) the Seller need not supply the Buyer with any information which the Seller is under a legal obligation not to supply. Notwithstanding anything in this Section 7.2 to the contrary, (i) the Seller will only furnish or provide such access to personnel and medical records, computer or hard copy, as is required by law, and (ii) the Buyer shall not have the right to perform or conduct any environmental sampling or testing at, in, on, or underneath the Purchased Assets.

       (b) For a period of ten (10) years after the Closing Date, the Seller and its representatives shall have reasonable access to all of the books and records of the Purchased Assets transferred to the Buyer hereunder to the extent that such access may reasonably be required by the Seller in connection with matters relating to or affected by the operation of the Purchased Assets prior to the Closing Date. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours. The Seller shall be solely responsible for any costs or expenses incurred by them pursuant to this
Section 7.2(b). If the Buyer shall desire to dispose of any such books and records prior to the expiration of such ten-year period, the Buyer shall, prior to such disposition, give the Seller a reasonable opportunity at the Seller's expense, to segregate and remove such books and records as the Seller may select.

       7.3 EXPENSES. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

       7.4 FURTHER ASSURANCES. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets pursuant to this Agreement. Notwithstanding anything in the previous sentence to the contrary, the Seller and the Buyer shall use their commercially reasonable efforts to obtain all Permits and Environmental Permits necessary for the Buyer to operate the Purchased Assets. From time to time after the date hereof, without further consideration, the Seller will, at its own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order to more effectively vest in the Buyer the Seller's title to the Purchased Assets. From time to time after the date hereof, the Buyer will, at its own expense, execute and deliver such documents to the Seller as the Seller may reasonably request in order to more effectively -consummate the sale of the Purchased Assets pursuant to this Agreement.

       (b) In the event that any Purchased Asset shall not have been conveyed to the Buyer at the Closing, the Seller shall use its best efforts to convey such asset to the Buyer as promptly as is practicable after the Closing. In the event that any Easement shall not have been retained by the Seller after the Closing, the

Buyer shall use its best efforts to grant such Easement to the Seller as promptly as is practicable after the Closing.

       (c) To the extent that the Seller's rights under any Seller's Agreement may not be assigned without the consent of another Person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller, at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. The Seller and the Buyer agree that if any consent to an assignment of any Seller's Agreement shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer's rights and obligations under the Seller's Agreement in question so that the Buyer would not in effect acquire the benefit of all such rights and obligations, the Seller, to the maximum extent permitted by law and such Seller's Agreement, shall after the Closing appoint the Buyer to be the Seller's agent with respect to such Seller's Agreement, and the Seller shall, to the maximum extent permitted by law and such Seller's Agreement, enter into such reasonable arrangements with the Buyer as are necessary to provide the Buyer with the benefits and obligations of such Seller's Agreement. The Seller and the Buyer shall cooperate and shall each use their commercially reasonable efforts after the Closing to obtain an assignment of any such Seller's Agreement to the Buyer.

       (d) The Seller and the Buyer covenant and agree to negotiate and enter into in good faith such further agreements for operating the Purchased Assets after the Closing Date as either the Seller or the Buyer may reasonably request.

       7.5 PUBLIC STATEMENTS. The parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement, statement or other disclosure prior to such consultation, except as may be required by law and except that the parties may make public announcements, statements or other disclosures with respect to this Agreement and the transactions contemplated hereby to the extent and under the Circumstances in which the parties are expressly permitted by the Confidentiality Agreement to make disclosures of "Proprietary Information" (as defined in the Confidentiality Agreement).

       7.6 CONSENTS AND APPROVALS. (a) The Seller and the Buyer shall each file or cause to be tiled with the Federal Trade Commission and the United States

Department of Justice any notifications required to be tiled under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The parties shall consult with each other as to the appropriate time of filing such notifications and shall use their best efforts to make such filings at the agreed upon times, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after each date of filing.

       (b) The Seller and the Buyer shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all commercially reasonable efforts to obtain the transfer or reissuance to the Buyer of all (including obtaining from applicable government bodies rights reasonably satisfactory to the Buyer in order for the Buyer to operate, maintain and repair the Coles River Water Line) Transferable Permits, consents, approvals and authorizations of all governmental bodies and
(iv) use all commercially reasonable efforts to obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Seller or the Buyer is a party or by which any of them is bound. The Seller shall have the right to review and approve in advance all characterizations of the information relating to Purchased Assets, and each of the Seller and the Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby.

       7.7 FEES AND COMMISSIONS. The Seller and the Buyer each represent and warrant to the other that, except for Reed Consulting Group, which is acting for and at the expense of the Seller, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by the party making such representation. The Seller and the Buyer will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees (other than as described above) incurred by reason of any action taken by such party.

       7.8 TAX MATTERS. (a) All transfer and sales taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Buyer, and the Buyer, at its own expense, will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such transfer or sales taxes, and, if required by applicable law, the Seller will join in the execution of any such Tax Returns or other documentation. Prior to the Closing Date, the Buyer will provide to the Seller, to the extent possible, an appropriate certificate of no Tax due from each applicable taxing authority.

       (b)    With respect to Taxes to be prorated in accordance with Section
3.4 of this Agreement only, the Buyer shall prepare and timely file all Tax Returns required to be filed with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns, The Buyer's preparation of any such Tax Returns shall be subject to the Seller's approval, which approval shall not be unreasonably withheld. The Buyer shall make such Tax Returns available for the Seller's review and approval no later than 25 Business Days prior to the due date for filing such Tax Return. Within twenty (20) Business Days after receipt of such Tax Return, the Seller shall pay to the Buyer their proportionate share of the amount shown as due on such Tax Return determined in accordance with the Section 3.4 of this Agreement.

       (c) Each of the Buyer and the Seller shall provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 7.8(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

       7.9 SUPPLEMENTS TO SCHEDULES. Prior to the Closing Date the Seller shall supplement or amend the Schedules required by Section 2.4 and Article V with respect to any matter relating to the Purchased Assets hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules. No supplement or amendment of any Schedule made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the parties agree thereto in writing.

       7.10 EMPLOYEES. (a) The Buyer may offer employment, effective as of the Closing Date, to those employees of the Seller who are in a function listed in
Schedule 7.10(a) (collectively, "MONTAUP EMPLOYEES"). All such offers of employment shall be made (i) in accordance with all applicable laws and regulations and (ii) in the case of employees represented by a bargaining unit of the Seller, in accordance with the Collective Bargaining Agreement and the Memorandum of Understanding. Each individual who becomes employed by the Buyer pursuant to this Section 7.10 shall be referred to herein as a "BUYER EMPLOYEE." Buyer may commence offering employment to Montaup Employees beginning thirty days after the date of this Agreement.

       Except as stipulated in the Memorandum of Understanding or as otherwise agreed to by the Buyer, the Seller will refrain, and will use its best efforts to cause its Affiliates to refrain, from offering employment from the date of this Agreement until the Closing Date (the "BUYER WINDOW") to Montaup Employees. Thereafter, the Seller and its Affiliates may offer employment to Montaup Employees who were not offered or did not accept a position with the Buyer during the Buyer Window.

       For all employees employed by the Seller or its Affiliates other than Montaup Employees to whom the Buyer wants to offer employment, the Buyer and the Seller shall mutually agree upon the hiring process, transition and timing thereof.

       (b) Schedule 7.10(b) sets forth the collective bargaining agreement, and amendments thereto, to which the Seller is a party in connection with the Purchased Assets (the "COLLECTIVE BARGAINING AGREEMENT") and the Memorandum of Understanding with respect thereto (the "MEMORANDUM OF UNDERSTANDING"). With respect to Montaup Employees who are included in the collective bargaining units covered by the Collective Bargaining Agreement ("CB EMPLOYEES"), on the Closing Date, the Buyer will assume the Collective Bargaining Agreement as it relates to CB Employees to be employed at the Purchased Assets and comply with all applicable obligations thereunder and will assume and fulfill all obligations under the Memorandum of Understanding that are specifically designated for the new owner of the Purchased Assets, including but not limited to the obligation of such new owner to recognize the Utility Workers Union of America, AFL-CIO and Local Union No. 396 (collectively, the "UWUA") as the collective bargaining agent as long as supported by applicable law.

       (c) The Buyer will make a statement, in writing, to the Seller that it accepts the Collective Bargaining Agreement and the obligations specifically designated for the new owner of the Purchased Assets under the Memorandum of Understanding in effect on the Closing Date. With respect to Montaup Employees who are represented by the UWUA, severance costs under the Memorandum of Understanding will be the Seller's responsibility.

       (d)    For the period commencing on the Closing Date and ending twelve
(12) months thereafter, the Buyer shall provide all Buyer Employees (other than those individuals who previously were CB Employees) (collectively, "NON-UNION BUYER EMPLOYEES") with salary and benefits reasonably comparable, in the aggregate, to the salary and benefits provided to Montaup Employees (or to employees of the Seller or its Affiliates in the event that such employees are hired by the Buyer pursuant to Section 7.10(a) above) immediately prior to the Closing Date: provided, however, that in the event the Buyer terminates (other than for cause) the employment of a Non-Union Buyer Employee during the twelve month period, the Buyer shall continue to provide such Non-Union Employee full salary and benefits until the end of such period. The Seller acknowledges that the Buyer has the right to implement different benefit plans to fulfill the foregoing requirement. The Buyer further covenants to provide the Seller a schedule summarizing the benefit package it intends to provide Non-Union Buyer Employees to satisfy its obligation under this Section 7. 10(d) within seventy-five days after the signing of this Agreement, but in no event later than thirty days prior to the Closing. All costs under this Section 7.10(d) shall be the sole and exclusive responsibility of the Buyer.

       (e) The Buyer shall notify the Seller in each instance that the Buyer terminates. within eighteen months of the Closing Date, the employment of a Non-Union Buyer Employee, and such notice shall state the date that the Buyer terminated the Non-Union Buyer Employee's employment and be delivered to the Seller within ten business days of such termination.

       (f) As of the Closing Date, all Non-Union Buyer Employees shall cease to participate in the employee welfare benefit plans (as such term is defined in ERISA) maintained or sponsored by the Seller or its Affiliates (the "PRIOR WELFARE PLANS") and shall, if applicable, commence to participate in welfare benefit plans of the Buyer or its Affiliates (the "REPLACEMENT WELFARE PLANS"). The Buyer, at its expense, shall (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to Non-Union Buyer Employees under the Replacement

Welfare Plans, other than, but only to the extent of, limitations or waiting periods that were in effect with respect to such employees under the Prior Welfare Plans and that have not been satisfied as of the Closing Date, and (ii) provide each Non-Union Buyer Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any deductible or out-of-pocket requirements under the Replacement Welfare Plans (on a pro-rata basis in the event of a difference in plan years).

       (g) Non-Union Buyer Employees shall be given credit for all service with the Seller and its Affiliates under all employee benefit plans and programs, and fringe benefit or other employee benefits arrangements of the Buyer ("BUYER BENEFIT PLANS") in which they become participants. The service credit given is for purposes of eligibility, vesting and service related level of benefits, but not benefit accrual. For purposes of benefit accrual, Non-Union Buyer Employees shall be given credit for all service with the Seller and its Affiliates under all Buyer Benefit Plans, but the ultimate benefits provided under the Buyer Benefit Plans may be offset by those previously provided by the Seller or benefit plans of the Seller, or by the benefits accrued under the benefit plans of the Seller or otherwise committed to be provided by the Seller in the future.

       (h) The Buyer shall take any and all necessary action to cause the trustee of a defined contribution plan of the Buyer or one of its Affiliates, if requested to do so by a Buyer Employee, to accept a direct "rollover" of all or a portion of said employee's distribution from the Eastern Utilities Associates Employees' Retirement Plan and Eastern Utilities Associates Employees' Savings Plan.

       (i) The Seller agrees to timely perform and discharge all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of their employees arising from the sale of the Purchased Assets to the Buyer up to and including the Closing Date for those employees who will become Buyer Employees effective as of the Closing Date. After the applicable Closing Date, the Buyer shall be responsible for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees with respect to the Purchased Assets.

       7.11 RISK OF LOSS. (a) From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Purchased Assets shall be borne by the Seller.

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

       (b) If, before the Closing Date, all or any portion of the Purchased Assets are taken by eminent domain (or are the subject of a pending or, to the knowledge of the Seller, contemplated taking which has not been consummated), the Seller shall notify the Buyer promptly in writing of such fact. If such taking would have a Material Adverse Effect, the Buyer and the Seller shall negotiate in good faith to settle the loss resulting from such taking (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transaction contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Seller's having notified the Buyer of such taking, then the Buyer or the Seller may terminate this Agreement pursuant to Section 10.1(1).

       (c) If before the Closing Date all or any material portion of the Purchased Assets are damaged or destroyed by fire or other casualty, the Seller shall notify the Buyer promptly in writing of such fact. If such damage or destruction would have a Material Adverse Effect and the Seller has not notified the Buyer of its intention to cure such damage or destruction within fifteen
(15) days after its occurrence, the Buyer and the Seller shall negotiate in good faith to settle the loss resulting from such casualty (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Seller's having notified the Buyer of such casualty, then the Buyer or the Seller may terminate this Agreement pursuant to Section 10.1(f).

                                  ARTICLE VIII

                       PURCHASED ASSETS CLOSING CONDITIONS

       8.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE PURCHASE TRANSACTIONS. The respective obligations of each party to effect the sale of the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

       (a) The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby shall have expired or been terminated;

       (b) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the sale of the Purchased Assets contemplated hereby shall have been issued and remain in effect (each party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency in the United States which prohibits the consummation of the sale of the Purchased Assets;

       (c) All federal, state and local government consents and approvals required for the consummation of the sale of the Purchased Assets, including, without limitation, the Seller Required Regulatory Approvals applicable to the sale of the Purchased Assets and the Buyer Required Regulatory Approvals applicable to the sale of the Purchased Assets, shall have been obtained or become Final Orders (a "Final Order" means a final order after all opportunities for rehearing are exhausted), and such Final Orders shall not impose materially adverse terms and conditions unless the failure to obtain such consent or approval would not result in a Material Adverse Effect; and

       (d) All consents and approvals for the consummation of the sale of the Purchased Assets contemplated hereby required under the terms of any note, bond, mortgage, indenture, contract or other agreement to which the Seller or the Buyer, or any of their Subsidiaries or Affiliates, are a party shall have been obtained, other than those (i) which if not obtained, would not, in the aggregate, have a Material Adverse Effect, or (ii) which are governed by Section 7.4(c).

       8.2 CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligation of the Buyer to effect the sale of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

       (a) There shall not have occurred and be continuing a Material Adverse Effect;

       (b) The Seller shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement which relate to the Purchased Assets and are required to be performed and complied with by the Seller on or prior to the Closing Date, and the representations and warranties of the Seller which relate to the Purchased Assets and are set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

       (c) There shall be no Encumbrances on the Purchased Assets by virtue of the Indenture;

       (d) The Buyer shall have received certificates from authorized officers of the Seller, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 8.2(a), (b) and (c) have been satisfied;

       (e) All Transferable Permits shall have been assigned or otherwise transferred to the Buyer without the imposition, as a result of such assignment or transfer, of new materially adverse terms and conditions:

       (f) Lawyers Title Insurance Corporation or its successor shall be willing to issue to the Buyer (without additional premium to the Buyer for insurance over matters which are not Permitted Policy Exceptions) an owner's policy of title insurance with respect to the Real Estate in an amount at least equal to the Purchase Price with only such exceptions to title (collectively, the "PERMITTED POLICY EXCEPTIONS") (x) as are indicated in the Specimen Title Policy as permitted exceptions and (y) such additional exceptions, if any, as shall not, in the aggregate, materially and adversely impair the marketability of the Real Estate;

       (g) The Buyer shall have received an opinion from McDermott, Will & Emery, counsel for the Seller, dated the Closing Date and satisfactory in form and substance to the Buyer and its counsel, substantially to the effect that;

       (1) The Seller is a corporation organized, existing and in good standing under the laws of its state of incorporation and has the corporate power and authority to execute and deliver this Agreement and those Ancillary Agreements which relate to the Purchased Assets and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the sale of the Purchased Assets contemplated hereby have been duly authorized by all requisite corporate action taken on the part of the Seller;

       (2) this Agreement and those Ancillary Agreements which relate to the Purchased Assets have been executed and delivered by the Seller and (assum-ing that the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals are obtained) are valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except
(A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefore may be brought;

       (3) the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller will not constitute a violation of the Certificate of Incorporation or Bylaws (or similar governing documents), as in effect on the Closing Date, of the Seller;

       (4) the Bill of Sale and other documents described in Section 4.3 are in proper form to transfer to the Buyer title to the Purchased Assets; and

       (5) no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by the Seller of the Closing other than (i) the Seller Required Regulatory Approvals, all of such Seller Required Regulatory Approvals which are applicable to the sale of the Purchased Assets hereunder having been obtained and being in full force and effect with such terms and conditions as shall have been imposed by any applicable governmental authority, and (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not, in the aggregate have a Material Adverse Effect.

       As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States or the laws of Massachusetts, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by the Seller and appropriate officers and directors of the Seller and by public officials.

       8.3 CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to effect the sale of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

       (a) The Buyer shall have performed in all material respects its covenants and agreements contained in this Agreement which relate to the Purchased Assets and are required to be performed on or prior to the Closing Date;

       (b) The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

       (c) The Seller shall have received a certificate from an authorized officer of the Buyer, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 8.3(a) and (b) have been satisfied;

       (d) The Buyer shall have assumed, as set forth in Section 7.10, all of the applicable obligations under the Collective Bargaining Agreement and the Memorandum of Understanding as they relate to union employees to be employed at or in conjunction with the Purchased Assets after the Closing Date;

       (e) The approvals by the FERC of the Stipulations and Agreements filed in FERC Docket No. ER97-3127-000 by and between the Office of the Attorney General of Massachusetts, the Massachusetts Division of Energy Resources, Eastern Edison Company and the Seller, dated October 29, 1997: Docket No. ER97-2800-000 by and between the RIPUC, the Rhode Island Division of Public Utilities and Carriers, Blackstone Valley Electric Company, the Seller and Newport Electric Corporation: Docket No. ER97-3127-000 and ER97-2800-000 between the Seller and the Pascoag Fire District of Rhode Island; Docket No. ER97-3 127-000 and ER97-2800-000 between the Seller and the Gas and Electric Department -of the Town of Middleborough; and Docket No. ER97-2338-000 between the Seller and the Taunton Municipal Lighting Plant, Pascoag Fire District of Rhode Island and the Gas and Electric Department of the Town of Middleborough shall continue to be in full force and effect; and

       (f) The Seller shall have received an opinion from counsel for the Buyer acceptable to the Seller, dated the Closing Date and satisfactory in form and substance to the Seller and the Seller's counsel, substantially to the effect that:

       (1) the Buyer is a limited liability company organized, existing and in good standing under the laws of the State of Delaware and has the power and authority to execute and deliver this Agreement and those Ancillary Agreements which relate to the Purchased Assets and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the sale of the Purchased Assets contemplated hereby have been duly authorized by all requisite action taken on the part of the Buyer;

       (2) this Agreement and those Ancillary Agreements which relate to the Purchased Assets have been executed and delivered by the Buyer and (assuming that the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approval are obtained) are valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefore may be brought;

       (3) the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer will not constitute a violation of the Certificate of Formation or Limited Liability Company Agreement (or other similar governing documents), as in effect on the Closing Date, of the Buyer;

       (4)    the Instrument of Assumption and other instruments described in
Section 4.4 are in proper form for the Buyer to assume the Assumed Liabilities; and

       (5) no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by the Buyer of the Closing other than the Buyer Required Regulatory Approvals, all of such Buyer Required Regulatory Approvals which are applicable to the sale of the Purchased Assets hereunder having been obtained and being in full force and effect with such terms and conditions as shall have been imposed by any applicable governmental authority.

       As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States and the laws of Massachusetts, such counsel may rely upon opinions of counsel admitted to practices in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of facts upon certificates furnished by appropriate officers and directors of the Buyer and its subsidiaries and by public officials.

                                   ARTICLE IX

                                 INDEMNIFICATION

       9.1 INDEMNIFICATION. (a) The Seller will indemnify, defend and hold harmless the Buyer from and against any and all claims, demands or suits (by any Person), losses, liabilities, damages (including consequential or special damages), obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) to the extent the foregoing are not covered by insurance (each, an "INDEMNIFIABLE LOSS"), asserted against or suffered by the Buyer relating to, resulting from or arising out of (i) any breach by the Seller of any covenant or agreement of the Seller contained in this Agreement, (ii) the Excluded Liabilities or (iii) any breach by the Seller of any representation or warranty set forth in Section 5.1, 5.2, 5.3 or 5.17 hereof.

       (b) The Buyer will indemnify, defend and hold harmless the Seller from and against any and all Indemnifiable Losses asserted against or suffered by the Seller relating to, resulting from or arising out of (i) any breach by the Buyer of any covenant or agreement of the Buyer contained in this Agreement, (ii) the Assumed Liabilities, or (iii) any breach by the Buyer of any representation or warranty set forth in Article VI hereof.

       (c) Any Person entitled to receive indemnification under this Agreement (an "INDEMNITEE") having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced (i) to the extent that -Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss and (ii) to take into account any net Tax benefit recognized by the Indemnitee arising from the recognition of the Indemnifiable Loss and any payment actually received with respect to an Indemnifiable Loss.

       (d) The expiration, termination or extinguishment of any covenant or agreement shall not affect the parties' obligations under this Section 9.1 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the "INDEMNIFYING PARTY") with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

       (e) Buyer and Seller each agree that notwithstanding any provisions in this Agreement to the contrary, all parties to this Agreement retain their remedies at law or in equity with respect to willful or intentional breaches of this Agreement.

       (f)    The rights and remedies of the Seller and the Buyer under this
Article IX are exclusive and in lieu of any and all other rights and remedies which the Seller and the Buyer may have under this Agreement or otherwise for monetary relief with respect to (i) any breach or failure to perform any covenant, agreement, representation or warranty set forth in this Agreement or
(ii) the Assumed Liabilities or the Excluded Liabilities, as the case may be.

       9.2 DEFENSE OF CLAIMS. (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any Affiliate of a party to this Agreement (a "THIRD PARTY CLAIM") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after the Indemnitee' s receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. -The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, and the Indemnitee will cooperate in good faith in such defense at such Indemnitee's own expense.

       (b) If within ten (10) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.2(a). the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof: provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any -settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.

       (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "DIRECT CLAIM") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than ten (10) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party will have a period of thirty (30) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

       (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the prime rate then in effect of the Bank of Boston, N.A.), will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be surrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Nothing in this Section 9.2(d) shall be construed to require any party hereto to obtain or maintain any insurance coverage.

       (e) A failure to give timely notice as provided in this Section 9.2 will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.

                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

       10.1 TERMINATION. (a) This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the Seller and the Buyer.

       (b) This Agreement may be terminated by the Seller or the Buyer if the Closing has not occurred on or before the second anniversary of the date of this Agreement (the "TERMINATION DATE"); provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; and provided, further, that if on the second anniversary of the date of this Agreement the conditions to the Closing set forth in Section 8.1(c) shall not have -been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be the day which is thirty (30) months from the date of this Agreement.

       (c) This Agreement may be terminated by either the Seller or the Buyer if (i) any governmental or regulatory body, the consent of which is a condition to the obligations of the Seller or the Buyer to consummate the Closing shall have determined not to grant its or their consent and all appeals of such determination shall have been taken and have been unsuccessful, (ii) one or more courts of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable or (iii) any statute, rule or regulation shall have been enacted by any State or federal government or governmental agency in the United States which prohibits the consummation of the Closing.

       (d) This Agreement may be terminated by the Buyer, if there has been a material violation or breach by the Seller of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the -obligations of the Buyer to effect the Closing impossible and such violation or breach has not been waived by the Buyer.

       (e) This Agreement may be terminated by the Seller, if there has been a material violation or breach by the Buyer of any agreement, representation or warranty -contained in this Agreement which has rendered the satisfaction of any condition to the - -obligations of the Seller to effect the Closing impossible and such violation or breach has not been waived by the Seller.

       (f) This Agreement may be terminated by either of the Seller or the Buyer in accordance with the provisions of Section 7.11(b) or (c).

       10.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating party 'to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

       (a) said termination shall be the sole remedy of the parties hereto with respect to breaches of any agreement, representation or warranty contained in this Agreement and none of the parties hereto nor any of their respective trustees, directors, officers or Affiliates, as the case may be, shall have any liability or further obligation to the other party or any of their respective trustees, directors, officers or Affiliates, as the case may be, pursuant to this Agreement, except in each case as stated in this Section 10.2 and in Sections 7.2(b), 7.3 and 7.7; and

       (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

       11.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Seller and the Buyer.

       11.2 WAIVER OF COMPLIANCE; CONSENTS. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

       11.3 NO SURVIVAL. Subject to the provisions of Section 10.2, each and every representation, warranty and covenant contained in this Agreement (other than the covenants contained in Sections 3.2, 7.2(b), 7.3, 7.4, 7.7, 7.8 and
7.10 and in Articles IX and X (which covenants shall expire in accordance with their terms), the representations, and warranties contained in Section 5.1, 5.2, 5.3, 5.17 and Article VI (which shall survive the Closing for a period of one year) and the provisions of this Article XI (which shall survive indefinitely)) shall expire with, and be terminated and extinguished by, the consummation of the sale of the Purchased Assets and the transfer of the Assumed Liabilities related thereto pursuant to this Agreement; and none of the Seller, the Buyer or any officer, director, trustee or Affiliate of any of them shall be under any liability whatsoever with respect to any such representation, warranty or covenant.

       11.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, telexed or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice: provided that notices of a change of address shall be effective only upon receipt thereof):

                  (a)      If to the Seller, to:

                                    c/o EUA Services Corporation
                                    750 West Center Street
                                    West Bridgewater, MA 02379
                                    Facsimile: (508) 583-8932
                                    Attention:  Manager - Power Resources

                                    with a copy to:

                                    McDermott, Will & Emery
                                    75 State Street
                                    Suite 1700
                                    Boston, MA 62 109-1807
                                    Facsimile:  (617) 345-5077
                                    Attention:  David A. Fazzone, P.C.

                  (b)      if to the Buyer, to:

                                    NRG Energy, Inc.
                                    1221 Nicollet Mall
                                    Minneapolis, MN 55403-2445
                                    Attention: Craig Mataczynski
                                    President, NRG North America
                                    Facsimile: (612) 373-5430

                                    with a copy to:

                                    NRG Energy, Inc.
                                    1221 Nicollet Mall
                                    Minneapolis, MN 55403-2445
                                    Attention:  James Bender General Counsel
                                    Facsimile: (612) 373-5392

       11.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder; except that the Buyer may assign its rights hereunder to a wholly-owned Subsidiary or Affiliate, provided that the Buyer will remain liable for all its obligations hereunder.

       11.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (regardless of the laws that might otherwise govern under applicable Massachusetts principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

       11.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       11.8 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

       11.9 SCHEDULES AND EXHIBITS. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

       11.10 ENTIRE AGREEMENT. This Agreement, and the Ancillary Agreements, including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings contained in any material made available to the Buyer (including the Information Memorandum, dated April, 1998, previously made available to the Buyer by the Seller and Reed Consulting Group). This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

       11.11 BULK SALES OR TRANSFER LAWS. The Buyer acknowledges that the Seller will not comply with the provision of any bulk sales or transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. The Buyer hereby waives compliance by the Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

       11.12 CONFIDENTIALITY. All documents and other papers and other information given by either party hereto to the other party shall be considered confidential and shall be used only for the purposes intended. If this Agreement is terminated without the Closing having taken place, all documents and other papers of either party which have been delivered to the other party and all copies, summaries and extracts thereof shall be returned. Whether or not the Closing takes place, all disclosures made by either party hereto to the other party shall be treated as confidential and not used by such party for its own benefit or disclosed to others, except insofar as the information contained in such disclosures is readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by such party independently of such disclosures, or received from a third party not under any obligation to the party to whom such information pertains and the parties hereto acknowledge that they and their respective representatives may provide such documents and other papers and information in response to legal, judicial or administrative process or applicable governmental, regulatory or administrative statutes, laws, ordinances, codes, rules, regulations or orders, but only that portion of the documents and other papers and information which, in the written opinion of counsel for such party, is legally required to be furnished, and, provided that such party notifies the other party of any such obligation to provide any such document or other papers or information prior to such disclosure and fully cooperates with such other party to protect the confidentiality of such documents and other papers and information.

       IN WITNESS WHEREOF, the Seller and the Buyer have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.


                                    MONTAUP ELECTRIC COMPANY


                                    By:  /s/  Kevin A. Kirby
                                       -----------------------------------
                                    Name: Kevin A. Kirby
                                    Title: Vice President


                                    NRG ENERGY, INC.


                                    By:  /s/  Craig Mataczynksi
                                       -----------------------------------
                                    Name: Craig Mataczynski
                                    Title: President, NRG North America

                               FIRST AMENDMENT TO

                            ASSET PURCHASE AGREEMENT

       This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT, dated as of April 26, 1999 (this "Amendment"), among MONTAUP ELECTRIC COMPANY ("Seller") and SOMERSET POWER LLC ("Buyer").

                                   WITNESSETH:

       WHEREAS, Buyer (as assignee of NRG Energy, Inc.) and Seller have entered into an Asset Purchase Agreement, dated as of October 13, 1998 (the "Asset Purchase Agreement" capitalized terms used but not defined herein shall have the respective meanings set forth in the Asset Purchase Agreement).

       WHEREAS, Section 7.9 of the Asset Purchase Agreement required the Seller to supplement or amend the Schedules required by Section 2.4 and Article V of the Asset Purchase Agreement and accordingly, the parties to this Amendment wish to amend the Asset Purchase Agreement pursuant to the terms hereof.

       NOW, THEREFORE, in consideration of the premises and of the agreements contained herein, the parties hereto agree as follows:

       SECTION 1. AMENDMENTS TO ASSET PURCHASE AGREEMENT. (a) The following schedules are hereby deleted in their entirety and replaced by the corresponding schedules attached hereto and made a part hereof:

       Schedule 1.1 (a)(8)
       Schedule 1.1 (a)(34)
       Schedule l.1(a)(54)
       Schedule 2.2
       Schedule 5.6
       Schedule 5.9
       Schedule 5.14(a)
       Schedule 5.16(b)

       (b) Schedule 5.12 is hereby amended by adding the following attachments attached hereto and make a part hereof:

       Title Commitment -- SWANSEA
       Title Commitment -- SOMERSET STATION
       Title Commitment -- DIGHTON

       SECTION 2. POST-CLOSING ADJUSTMENTS. The parties agree that (a) the amount due from Buyer on the Closing Date as the Closing Amount is only the amount set forth in clause (i) of Section 3.1;

       (b) any Adjustment Amount and any amounts to be pro-rated in accordance with Section 3.4 shall be determined and paid in accordance with the provisions of Section 3.2; and

       (c) the amounts to be pro-rated in accordance with Section 3.4 shall also include:

              (i) proration of Seller prepayments associated with a mid-month Closing Date including without limitation taxes, salaries and benefits;

              (ii) payment of $17,529.33 to Seller from Buyer for the 1999 SO2 auction proceeds;

              (iii) payment of $16,212 to Buyer from Seller to compensate Buyer for certain expenses it incurs in connection with Seller's operation of the switchyard for the 18 month period of the Temporary Switchboard Easement; and

              (iv) payment to Seller by Buyer for the cost of goods and services received by Buyer that were shipped or provided after the Closing Date under Seller's Purchase Orders and which were billed to and paid by the Seller.

       SECTION 3. CLOSING DATE. Notwithstanding the provisions of Section 4.1 of the Asset Purchase Agreement the Closing Date is the date of this Amendment.

       SECTION 4. REFERENCE TO AND EFFECT ON THE ASSET PURCHASE AGREEMENT. (a) Each reference in the Asset Purchase Agreement to "this Agreement", "hereunder", "hereof', and "herein", and in the Asset Purchase Agreement to the "Asset Purchase Agreement", or words of like import referring to the Asset Purchase Agreement shall mean and be a reference to the Asset Purchase Agreement, as amended hereby.

       (b) Except as specifically amended above, the Asset Purchase Agreement shall remain in full force and effect.

       (c) This Amendment shall be limited precisely as written and, except as expressly provided herein, shall not be deemed to (i) be a consent to any waiver or modification of any other term or condition of the Asset Purchase Agreement or any of the instruments or documents referred to therein or (ii) prejudice any right or rights which the parties may now have or may have in the future under or in connection with the Asset Purchase Agreement or any of the instruments or documents referred to therein.

       SECTION 5. EFFECTIVENESS. This Amendment shall become effective immediately upon the execution and delivery by each party hereto of a counterpart of this Amendment.

       SECTION 6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER MASSACHUSETTS PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.

       SECTION 7. COUNTERPARTS. This Amendment may be executed iN counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

                  [Remainder of page left intentionally blank]

       IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered on its behalf by its duly authorized representative on the date first above written.


                                    MONTAUP ELECTRIC COMPANY


                                    By:  /s/  Kevin A. Kirby
                                       ------------------------------------
                                    Name:   Kevin A. Kirby
                                    Title:  Vice President


                                    SOMERSET POWER LLC


                                    By: /s/ Craig A. Mataczynski
                                       ------------------------------------
                                    Name: Craig A. Mataczynski
                                    Title: President